Exhibit 99.21

SHARE REPURCHASE AGREEMENT

This SHARE REPURCHASE AGREEMENT (this “Agreement”) is entered into as of June 15, 2023 by and between AmerisourceBergen Corporation, a Delaware corporation (the “Company”), and Walgreens Boots Alliance Holdings LLC, a Delaware limited liability company and a stockholder of the Company (the “Selling Stockholder”).

Background

A. The Selling Stockholder owns an aggregate of 33,366,388 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

B. The Selling Stockholder intends to enter into certain variable pre-paid forward transactions (the “VPF Transactions”) between the Selling Stockholder and one or more dealers in compliance with Rule 144 under the Securities Act of 1933, in connection with which shares of Common Stock (the “144 Shares”) shall be sold in one unregistered block trade (the “Rule 144 Sale”).

C. The Selling Stockholder wishes to sell to the Company, and the Company wishes to repurchase from the Selling Stockholder, shares of the Common Stock held by the Selling Stockholder at the per share block price of the Rule 144 Sale used as the reference price to determine the terms of the VPF Transactions (the “Per Share Purchase Price”) and upon the terms and conditions provided in this Agreement (the “Repurchase”).

D. The Company intends to use cash on its balance sheet to complete the Repurchase.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Agreement

1. Repurchase.

(a) Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Selling Stockholder shall sell to the Company, and the Company shall purchase, acquire and accept from the Selling Stockholder shares of Common Stock (the “Repurchase Shares”) equal to approximately $50 million as calculated using the Per Share Purchase Price.

(b) The obligations of the Company and the Selling Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the consummation, at or prior to the Closing, of the closing of the Rule 144 Sale.

(c) The closing of the sale of the Repurchase Shares (the “Closing”) shall take place upon the same day as the closing of the Rule 144 Sale at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, or at such other time and place as may be agreed upon by the Company and the

Selling Stockholder. At the Closing, the Selling Stockholder shall deliver to the Company the Repurchase Shares, and the Company agrees to deliver to the Selling Stockholder by wire transfer of immediately available funds that the Selling Stockholder shall designate in writing at least two business days prior to the Closing the Per Share Purchase Price multiplied by the number of Repurchase Shares being sold by the Selling Stockholder (the “Aggregate Purchase Price”).

2. Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Selling Stockholder that:

(a) The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c) The compliance by the Company with this Agreement and the consummation of the transactions herein contemplated will not conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or its subsidiaries or constitute a default under (i) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or organizational documents of the Company’s subsidiaries or (iii) any statute, law, order, rule, regulation, judgment or decree of any court, regulatory body, administrative agency or governmental agency or body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of their properties; except, in the case of clauses (i) and (iii), as would not impair in any material respect the consummation of the Company’s obligations hereunder or reasonably be expected to have a material adverse effect on the financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, in the case of each such clause, after giving effect to any consents, approvals, authorizations, orders, registrations, qualifications, waivers and amendments as will have been obtained or made as of the date of this Agreement; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by the Company of its obligations under this Agreement, including the consummation by the Company of the transactions contemplated by this Agreement.

(d) The Company will have as of the Closing sufficient cash available to pay the Aggregate Purchase Price to the Selling Stockholder on the terms and conditions contained herein.

3. Representations of the Selling Stockholder. In connection with the transactions contemplated hereby, the Selling Stockholder represents and warrants to the Company that:

(a) The Selling Stockholder is duly organized or formed and validly existing under the laws of its state of organization or formation.

(b) All consents, approvals, authorizations and orders necessary for the execution and delivery by the Selling Stockholder of this Agreement and for the sale and delivery of the Repurchase Shares to be sold by the Selling Stockholder hereunder, have been obtained, except for such consents, approvals, authorizations and orders as would not impair in any material respect the consummation of the Selling Stockholder’s obligations hereunder; and the Selling Stockholder has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Repurchase Shares to be sold by the Selling Stockholder hereunder.

(c) This Agreement has been duly authorized, executed and delivered by the Selling Stockholder and constitutes a valid and binding agreement of the Selling Stockholder, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d) The sale of the Repurchase Shares by the Selling Stockholder hereunder and the compliance by the Selling Stockholder with all of the provisions of this Agreement and the consummation of the transactions contemplated herein (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Selling Stockholder is a party or by which the Selling Stockholder is bound or to which any of the property or assets of the Selling Stockholder is subject, (ii) nor will such action result in any violation of the provisions of (x) the certificate of formation and limited liability company agreement of the Selling Stockholder or (y) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Selling Stockholder or any of its properties or assets; except in the case of clause (i) or clause (ii)(y), for such conflicts, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Selling Stockholder’s ability to perform its obligations hereunder.

(e) The Selling Stockholder is the record owner and shares beneficial ownership of the Repurchase Shares, as applicable, to be sold by the Selling Stockholder hereunder free and clear of all liens, encumbrances, equities and claims other than any liens, encumbrances, equities and claims arising under the Amended and Restated AmerisourceBergen Shareholders Agreement between the Selling Stockholder, or its affiliates, and the Company, and, assuming that the Company purchases such Repurchase Shares without notice of any adverse claim (within the meaning of Section 8-105 of the New York Uniform Commercial Code as in effect in the State of New York from time to time (the “UCC”)), upon sale and delivery of, and payment for, such securities, as provided herein, the Company will own the securities, free and clear of all liens, encumbrances, equities and claims whatsoever.

(f) The Selling Stockholder has received all information it considers necessary or appropriate for deciding whether to consummate the Repurchase. The Selling Stockholder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Company’s purchase of the Repurchase Shares and the business and financial condition of the Company, and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to them or to which it had access. The Selling Stockholder has had the opportunity to discuss with its tax advisors the consequences of the Repurchase. The Selling Stockholder has not received, nor is it relying on, any representations or warranties from the Company other than as a provided herein, and the Company hereby disclaims any other express or implied representations or warranties with respect to itself.

4. Termination. This Agreement may be terminated by mutual written consent of the Company and the Selling Stockholder. This Agreement shall automatically terminate and be of no further force and effect, in the event that the conditions in paragraphs 1(b) and 1(c) of this Agreement have not been satisfied.

5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via email (receipt of which is confirmed) to the recipient. Such notices, demands and other communications will be sent to the addresses indicated below:

To the Company:

AmerisourceBergen Corporation

1 West First Avenue

Conshohocken, Pennsylvania

Attention: James Cleary

Elizabeth Campbell

Kourosh Pirouz

E-mail Address: jcleary@amerisourcebergen.com

kpirouz@amerisourcebergen.com

ecampbell@amerisourcebergen.com

With a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: James W. McKenzie, Jr.

Andrew T. Budreika

E-mail Address: james.mckenzie@morganlewis.com

andrew.budreika@morganlewis.com

To the Selling Stockholder:

Walgreens Boots Alliance Holdings LLC

c/o Walgreens Boots Alliance, Inc

108 Wilmot Road

Deerfield, IL 60015

Attention: Omorlie Harris

Jordan Lenz

E-mail Address: Omorlie.harris@wba.com

Jordan.lenz@wba.com

With a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP, counsel to the Selling Stockholder

One Liberty Plaza New York, New York 10006

Attention: Lillian Tsu

E-mail Address: ltsu@cgsh.com

Telephone: (212) 225-2130

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of six (6) months.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement and any other agreements ancillary hereto and executed and delivered on the date hereof embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Selling Stockholder and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this paragraph shall be null and void.

(f) No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

(g) Governing Law; Jurisdiction. The Agreement and all disputes arising out of or related to this Agreement (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of New York. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties (i) irrevocably submits to the personal jurisdiction of any state or federal court sitting in Manhattan, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding relating to or arising out of, under or in connection with this Agreement, (ii) agrees that all claims in respect of such suit, action or proceeding, whether arising under contract, tort or otherwise, shall be brought, heard and determined exclusively in such courts, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (iv) agrees not to bring any action or proceeding relating to or arising out of, under or in connection with this Agreement or the Company’s business or affairs in any other court, tribunal, forum or proceeding. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in accordance with this paragraph, provided that nothing in the foregoing sentence shall affect the right of any party to serve legal process in any other manner permitted by law.

(h) Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.

(i) Remedies. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(j) Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Selling Stockholder and the Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. No failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.

(k) Further Assurances. Each of the Company and the Selling Stockholder shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

(l) Expenses. Each of the Company and the Selling Stockholder shall bear its own respective expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(m) Interpretation. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Share Repurchase Agreement as of the date first written above.

Company:

AMERISOURCEBERGEN CORPORATION

By:	/s/ James F. Cleary
Name:	James F. Cleary
Title:	Executive Vice President and Chief Financial Officer

Selling Stockholder:

WALGREENS BOOTS ALLIANCE HOLDINGS LLC

By:	/s/ Omorlie Harris
Name:	Omorlie Harris
Title:	Treasurer